Exhibit 99.1

SMTP Launches New Corporate Website

Free Trial of SMTP's Email Delivery Service Now Available

LAS VEGAS, Aug. 29, 2013 (GLOBE NEWSWIRE) -- SMTP, Inc. (SMTP) ("SMTP" or the "Company"), a global provider of email delivery services, launched a new website, including a free trial of its SMTP delivery service, as of August 24, 2013.

"Customers in over 130 countries have come to depend on SMTP's email delivery services to ensure their communications reach the intended recipient," notes Jonathan Strimling, SMTP's CEO. "We are now pleased to be able to offer a trial plan free of charge to customers, so that they can experience SMTP's exemplary service."

The free trial was launched in parallel with a redesign of the Company's website at www.SMTP.com. The new site features better clarity on the Company's product and service offerings, an updated blog, and a simplified pricing structure. In addition, the site highlights the 24x7 availability of the Company's multilingual sales and support teams.

About SMTP, Inc.

SMTP Inc. is a leading player in the rapidly expanding market for email delivery services. The company leverages a decade of experience in providing cloud-based email marketing solutions, which target the customer pain point of ensuring inbox delivery.

SMTP, Inc. is a dividend paying, publicly-traded company headquartered in Las Vegas, Nevada, and can be found on the web at http://www.smtp.com. The company's brand, global operations and cost-effective management have enabled it to demonstrate profitable growth while maintaining a steady stream of dividends.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Contact:

Investor Relations Contact:

Alena Chuprakova
SMTP, Inc.
877-705-9362
alena@smtp.com

Paul Kuntz
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 105
info@redchip.com
http://www.redchip.com